Exhibit 99.1

First Horizon and SkyePharma Amend Agreement for Fenofibrate Product

ALPHARETTA, GA – February 1, 2005 –  First Horizon Pharmaceutical Corporation (Nasdaq: FHRX) today announced that it has amended its agreement with SkyePharma PLC (Nasdaq: SKYE).  This amendment provides for SkyePharma to deliver the fenofibrate product so that First Horizon may launch the product in the second quarter of this year, pending SkyePharma’s receipt of FDA approval.  To provide additional assistance with First Horizon’s launch of the product, SkyePharma has agreed to provide additional marketing support.

First Horizon Background

First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets and sells prescription products with a primary focus on cardiology and women’s health. First Horizon has a portfolio that includes 12 branded prescription products of which 5 are actively promoted to high-prescribing physicians through its nationwide marketing and sales force of approximately 360 representatives. First Horizon’s web site address is: http://www.fhrx.com. Please visit First Horizon’s website for full prescribing information on First Horizon’s products.

This press release contains forward-looking statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to materially differ from those describe in this release. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, risks that the FDA will not approve the SkyePharma product at all or will not approve the product as submitted; that SkyePharma will not manufacture the product at levels we will require; that the product may not be accepted by the market; that our sales force may not successfully market the product; and, that third parties may successfully invalidate the product’s patent and increase competition for the product.  If any of these risks occur, we will have expended substantial resources with less than expected returns.

Contact:
Contacts:
First Horizon Pharmaceutical Corporation
Darrell Borne
770-442-9707 ext. 6530
ir@fhrx.com